FOR IMMEDIATE RELEASE

Contacts:
Media:	Investors:
David Pitts	Susan Kim
Argot Partners	Argot Partners
212-600-1902	212-600-1902
david@argotpartners.com	susan@argotpartners.com

INTERLEUKIN GENETICS ANNOUNCES CHANGES

TO ITS BOARD OF DIRECTORS

WALTHAM, MA – March 31, 2014 – Interleukin Genetics, Inc. (OTCQB: ILIU) today announced several changes to the Company’s Board of Directors. Joseph Landstra, Director of Finance at Alticor Corporate Enterprises, will join the Board as a Director, filling the seat previously vacated by James Weaver as a representative of Pyxis Innovations Inc., who is leaving Pyxis’ parent company, Alticor to pursue other interests. Mr. Landstra, a certified public accountant with a background in corporate audit and finance, will also serve on the Audit Committee of the Board. He joins Roger C. Colman, Director, in representing the interests of Pyxis as Interleukin’s partner and shareholder. In addition, Mr. Weaver will rejoin the Company as an independent director and will resume his role as Chairman. Lastly, Goran Jurkovic has stepped down from his current role as a member of the Board of Directors due to the requirements of other professional commitments. Mr. Jurkovic currently serves as Senior Vice President and Chief Financial Officer of Delta Dental of Michigan and affiliated companies.

“These changes to our Board of Directors reflect an evolving and ongoing relationship with our strategic investors, and give the Board added resources and experience going forward,” said Dr. Kenneth Kornman, Chief Executive Officer of Interleukin Genetics. “We thank Goran for his contributions and service to Interleukin during the last two years, and we will continue our work with Delta Dental through our launch of PerioPredict™. We look forward to Jim’s continued leadership and guidance and welcome Joe’s contributions as we enter a very exciting and transformative time in our development as a Company.”

“Molecular diagnostics will play an integral role in the future of healthcare and I am happy to have an opportunity to play a role in the advancement of PerioPredict™,” said Mr. Landstra. “I look forward to serving on the Interleukin Board and helping to build meaningful and sustained growth for the Company and its shareholders.”

About Interleukin Genetics

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic diseases and health related conditions. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ flagship products include its proprietary PerioPredict™ genetic risk panel for periodontal disease and tooth loss susceptibility sold through dentists, and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, MA and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratories Improvements Act (CLIA). For more information please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

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